EXHIBIT 23
REPORT AND CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Donegal Group Inc.:
     The audits referred to in our report dated March 13, 2006 with respect to the consolidated financial statements of Donegal Group Inc. included the related financial statement schedules as of December 31, 2005, and for each of the years in the three-year period ended December 31, 2005, that are included in the annual report on Form 10-K. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.
     We consent to incorporation by reference in the registration statements (Nos. 333-06681, 333-25541, 333-26693, 333-61095, 333-93785, 333-94301, 333-89644, 333-62970, 333-62974 and 333-62976) on Form S-8 and registration statements (Nos. 333-59828 and 333-63102) on Form S-3 of Donegal Group Inc. of our reports dated March 13, 2006, with respect to the consolidated balance sheets of Donegal Group Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports are incorporated by reference or appear in the December 31, 2005 annual report on Form 10-K of Donegal Group Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 13, 2006